UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 23, 2008

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.04                                             Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a)                                  On May 23, 2008, Westaff (USA), Inc. (the “Borrower”), a wholly-owned subsidiary of Westaff, Inc. (the “Company”), received a notice of default from U.S. Bank National Association, as agent (the “Agent”) for itself and Wells Fargo Bank, National Association, as lenders (collectively, the “Lenders”) who are party to the Financing Agreement, dated as of February 14, 2008 (the “Financing Agreement”), between the Borrower, the Company (as guarantor), the Lenders and U.S. Bank National Association (as the Agent and letter of credit issuer), stating that (1) an Event of Default (as defined in the Financing Agreement) has occurred due to the Borrower’s failure to achieve a Fixed Charge Coverage Ratio (as defined in the Financing Agreement) for the fiscal period ended April 19, 2008; and (2) as a result of the Event of Default, effective May 21, 2008, the Agent increased the rate of interest to the default rate of interest on the borrowings outstanding under the Financing Agreement.  The notice of default also stated that, as a consequence of the material adverse difference between the projected and actual combined EBITDA of the Borrower and Westaff Support, Inc. (a wholly-owned subsidiary of the Company) for the fiscal period ended on April 19, 2008, the Agent would require an additional cash contribution in the form of equity or subordinated debt to be made to the Borrower.

Unless waived by the Lenders, the Event of Default gives the Lenders the right to prohibit additional borrowing under the Financing Agreement, accelerate the Borrower’s indebtedness thereunder, and take other actions as provided for in the Financing Agreement. As of May 23, 2008, approximately $28 million of borrowings in the form of issuance of letters of credit was outstanding under the Financing Agreement.

The Borrower is currently in discussions with the Agent in order to seek a waiver or forbearance of the Event of Default.  There can be no assurance that the Borrower will be able to obtain a waiver or forbearance or that such a waiver or forbearance would be on terms acceptable to the Borrower.  If the Borrower is unable to obtain a waiver from the Lenders, it could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

By:	/s/ Michael T. Willis
Michael T. Willis
President and Chief Executive Officer

Date:  May 30, 2008